                                                                     EXHIBIT 2.9

PAGES WHERE CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE STAMPED "CONFIDENTIAL TREATMENT REQUESTED AND THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE COMMISSION", AND THE CONFIDENTIAL PORTION HAS BEEN REDACTED AND REPLACED WITH STARS (*****).


                                                    CONFIDENTIAL AND PROPRIETARY






                                  IRU AGREEMENT

                                 BY AND BETWEEN

                         WORLDWIDE FIBER NETWORKS, INC.

                                       AND

                      GT GROUP TELECOM SERVICES (USA) CORP.

                               DATED: May 24, 2000



EXECUTION COPY

                                                    CONFIDENTIAL AND PROPRIETARY


                                TABLE OF CONTENTS


ARTICLE    TITLE                                                  PAGE
-------    -----                                                  ----
1          Attachment; Exhibits; Definitions                        2
2          WFI System                                               7
3          Grant of Rights in the US WFI System                     8
4          Payment and Security Interest                            9
5          Construction of the WFI System                           12
6          Acceptance and Testing of Dark Fibers                    13
7          Documentation                                            13
8          Term and Renewal                                         14
9          Network Access; WFI Facilities                           15
10         Maintenance and Repair of the WFI System                 17
11         Permits; Underlying Rights; Relocation                   17
12         Operation and Use of the WFI System                      19
13         Indemnity                                                21
14         Limitation of Liability                                  22
15         Insurance                                                23
16         Taxes, Fees and Other Governmental Impositions           25
17         Notices                                                  27
18         Confidentiality                                          28
19         Default                                                  29
20         Termination                                              30
21         Force Majeure                                            30
22         Dispute Resolution                                       31
23         Assignment and Transfer Restrictions                     32
24         Representations, Warranties and Acknowledgments          33
25         General                                                  34

                                  IRU AGREEMENT

     THIS IRU AGREEMENT (this "Agreement") is made and entered into as of May 24, 2000 (the "Effective Date"), by and between Worldwide Fiber Networks, Inc., a Nevada corporation ("WFI"), and GT Group Telecom Services (USA) Corp., a Nevada corporation ("Customer").

                                    RECITALS

     A. WFI and its Affiliates own rights in (including without limitation indefeasible rights to use), have constructed or are constructing a fiber optic communications network consisting of approximately 15,089 kilometers as generally depicted on Attachment 1 (the "WFI System"), which is intended to connect those city pairs identified on Exhibit A-1.

     B. Customer desires to obtain from WFI rights to use certain dark fibers and associated property in the portion of the WFI System located within the geographic boundaries of the United States (the "US WFI System") on the terms and conditions set forth below.

     C. More or less contemporaneous with the execution of this Agreement, certain Affiliates of WFI and Customer have entered into a Fiber Sale Agreement (the "Dark Fiber Sale Agreement") relating to the sale to Customer of certain dark fibers and rights in and associated property in the portion of the WFI System located within the geographic boundaries of Canada (the "Canadian WFI System").

     D. More or less contemporaneous with the execution of this Agreement, Worldwide Fiber Network Services Ltd. and Worldwide Fiber Network Services, Inc. (collectively, "WFNS") and GT Group Telecom services Corp and Customer have entered into a Capacity Lease Agreement (the "Capacity Lease") relating to the lease by Customer of certain telecommunications capacity from WFNS.

     E. Prior to the execution of this Agreement, WFNS and Customer have entered into a Capacity Lease and Dark Fiber Agreement dated March 17, 2000 (the "Transaction Agreement") summarizing the business terms of this Agreement, the Capacity Lease and the Dark Fiber Sale Agreement and setting forth certain other agreements between WFNS and Customer.

     Accordingly, in consideration of the mutual promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the WFI and Customer hereby agree as follows:


EXECUTION COPY

                                                    CONFIDENTIAL AND PROPRIETARY



                                    ARTICLE 1

                        ATTACHMENT; EXHIBITS; DEFINITIONS

     1.1 Attachment. The following attachment is incorporated herein and made a part of this Agreement by this reference:

     Attachment 1: Map of the WFI System

     1.2 Exhibits. The following exhibits are attached hereto, incorporated herein and made a part of this Agreement by this reference:

     Exhibit A-1:   WFI Dark Fiber Summary; Segments; Completion Dates
     Exhibit A-2:   US WFI System; Segment IRU Fee per Route Kilometer
     Exhibit B:     Construction Specifications
     Exhibit C:     Fiber Optic Cable Splicing, Testing and Acceptance Standards
     Exhibit D:     Fiber Specifications
     Exhibit E:     [Deleted]
     Exhibit F:     Standard Specifications for WFI Facilities
     Exhibit G:     System Maintenance Specifications and Procedures
     Exhibit H:     Collocation License Agreement

     1.3 Definitions. As used in this Agreement, the capitalized terms listed in this Section 1.3 and derivatives thereof shall have the meanings respectively ascribed to them in this Section 1.3.

     (a)  "Acceptance Date" shall have the meaning set forth in Section 6.2.

     (b) "Affiliate" shall mean, with respect to any Person, any other Person, who directly or indirectly controls, is controlled by, or is under common control with that Person. As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether by way of equity ownership, contract or otherwise.

     (c) "Agreement" shall have the meaning set forth in the introductory paragraph.

     (d) "As-Built Drawings" shall mean drawings in accordance with the specifications set forth in Exhibit B.

     (e) "Associated Property" shall, with respect to each Segment in the US WFI System, mean the tangible and intangible property necessary for the use of the Dark Fibers for the purposes described in this Agreement, including but not limited to (i) the associated conduit,
          (ii) WFI's rights in all Underlying Rights, and (iii) access to the WFI Facilities to the extent set forth in Article 9 of this Agreement.

     (f)  "BCICAC" shall have the meaning set forth in Section 22.2.

                                                    CONFIDENTIAL AND PROPRIETARY


     (g) "Cable" means the fiber optic cable and the fibers contained therein, including the Dark Fibers, and associated splicing connections, splice boxes, and vaults to be installed by WFI as part of the US WFI System.

     (h)  "Canadian WFI System" shall have the meaning set forth in Recital C.

     (i)  "Capacity Lease" shall have the meaning ascribed thereto in Recital D.

     (j) "Completion Dates" shall mean, with respect to each Segment in the US WFI System, subject to Events of Force Majeure and any other extensions of time provided for in this Agreement, the dates set forth in Exhibit A-1.

     (k)  "Completion Notice" shall have the meaning set forth in Section 6.1.

     (l)  "Completion Payment" shall have the meaning set forth in Section
          4.1(a).

     (m) "Confidential Information" shall have the meaning set forth in Section 18.1.

     (n)  "Connecting Points" shall have the meaning set forth in Section 9.3.

     (p) "Costs" means actual, direct costs paid or payable in accordance with the established accounting procedures generally used by WFI and which WFI utilizes in billing third parties for reimbursable projects, including without limitation the following: (i) internal labor costs, including wages, salaries and benefits, and overhead allocable to such labor costs equal to *****, and (ii) other direct costs and out-of-pocket expenses on a pass-through basis (e.g., equipment, materials, supplies, contract services, etc.).

     (q) "Customer" shall have the meaning set forth in the introductory paragraph.

     (r) "Customer POP" means a point of presence or terminal facility (other than a WFI Facility) to which Customer has rights in and to, along the System Route in the US WFI System.

     (s) "Dark Fiber Sale Agreement" shall have the meaning set forth in Recital C.

     (t)  "Dark Fibers" shall have the meaning set forth in Section 3.1.

     (u)  "Dollars" or "$" shall mean Canadian Dollars.

     (v) "Effective Date" shall have the meaning set forth in the introductory paragraph to this Agreement.

     (w)  "Estimated Route Kilometers" shall have the meaning set forth in
          Section 4.2.

CONFIDENTIAL TREATMENT REQUESTED
AND THE REDACTED MATERIAL HAS BEEN
FILED SEPARATELY WITH THE COMMISSION


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                                                    CONFIDENTIAL AND PROPRIETARY



     (x)  "Events of Force Majeure" shall have the meaning set forth in Article
          21.

     (y) "Fiber Acceptance Testing" shall have the meaning set forth in Section 6.1.

     (z) "Final Payment" shall mean, collectively, the Route 1 Final Payment and the Route 2 Final Payment.

     (aa) "Finally Determined Taxes and Fees" shall have the meaning set forth in Section 16.5(b).

     (bb) "Impositions" means all taxes, fees, levies, imposts, duties, charges or withholdings of any nature (including, without limitation, ad valorem, real property, gross receipts, franchise, license and permit fees), together with any penalties, fines or interest thereon arising out of the transactions contemplated by this Agreement and/or imposed upon the US WFI System, or any part thereof, by any federal, state or local government or other Person with taxing authority, other than in their capacity as a grantor of an Underlying Right.

     (cc) "Initial Payment" shall mean, collectively, the Route 1 Initial Payment and the Route 2 Initial Payment.

     (dd) "Interest Rate" shall mean the lower of (i) the highest rate permitted by law, or (ii) ***** per annum.

     (ee) "IRU" shall have the meaning set forth in Section 3.1.

     (ff) "IRU Effective Date" shall have the meaning set forth in Section 8.1.

     (gg) "IRU Fee" shall have the meaning set forth in Section 4.1.

     (hh) "Maintenance Window" or "MW" shall mean a prearranged period of time reserved for performing certain work on the US WFI System that may potentially impact traffic along the US WFI System.

     (ii) "Option Fibers Segments" shall have the meaning set forth in Section 3.4.

     (jj) "Party" shall mean each of WFI and Customer and "Parties" shall mean WFI and Customer".

     (kk) "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     (ll) "Renewal Term" shall have the meaning set forth in Section 8.6.

CONFIDENTIAL TREATMENT REQUESTED
AND THE REDACTED MATERIAL HAS BEEN
FILED SEPARATELY WITH THE COMMISSION

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                                                    CONFIDENTIAL AND PROPRIETARY



     (mm) "Route 1" shall mean, collectively, those Segments designated as Route 1 Segments on Exhibit A-1.

     (nn) "Route 1 Final Payment" shall have the meaning set forth in Section 4.1(a).

     (oo) "Route 1 Initial Payment" shall have the meaning set forth in Section 4.1(a).

     (pp) "Route 2" shall mean, collectively, those Segments designated as Route 2 Segments on Exhibit A-1.

     (qq) "Route 2 Final Payment" shall have the meaning set forth in Section 4.1(b).

     (rr) "Route 2 Initial Payment" shall have the meaning set forth in Section 4.1(b).

     (ss) "Route Kilometers" shall mean, with respect to each Segment, the number of linear route kilometers (to the nearest hundredth of a kilometer) as constructed and based upon the As-Built Drawings.

     (tt) "Segment" shall have the meaning set forth in Section 2.1.

     (uu) "Segment End Point" shall have the meaning set forth in Section 2.1.

     (vv) "Segregrated Space" shall have the meaning set forth in Section 9.1.

     (ww) "Service Affecting Condition" shall have the meaning set forth in
          Section 10.2.

     (xx) "Shared Space" shall have the meaning set forth in Section 9.1.

     (yy) "System Route" shall mean the actual route of the WFI System between the Segment End Points.

     (zz) "Term" shall have the meaning set forth in Section 8.1.

     (aaa) "Transaction Agreement" shall have the meaning set forth in Recital
           E.

     (bbb) "Underlying Rights" shall have the meaning set forth in Section 11.1.

     (ccc) "Underlying Rights Requirement" shall have the meaning set forth in
           Section 12.1.

     (ddd) "US WFI System" shall have the meaning set forth in Recital B.

     (eee) "WFI" shall have the meaning set forth in the introductory paragraph.

     (fff) "WFI Account" means the following bank account of WFI, which may be modified or changed by WFI in writing from time to time:

                                                    CONFIDENTIAL AND PROPRIETARY


          Account Name:     Worldwide Fiber Networks, Inc.
          Account Number:   68736305
          Bank Name:        Bank of America
          ABA No.:          125000024
          Reference:

    (ggg) "WFI Facilities" shall mean those regenerator, amplifier, junction and WFI POP facilities to which WFI has certain rights in and to, has constructed, is constructing or is planning to construct, all along the System Route in the US WFI System.

    (hhh) "WFI POP" means a point of presence or terminal facility to which WFI has certain rights in and to, along the System Route in the US WFI System.

    (iii) "WFI System" shall have the meaning set forth in Recital A.

    (jjj) "WFNS" shall have the meaning set forth in Recital B.

    Certain other defined terms shall have the respective meanings ascribed to them elsewhere in the Agreement.

                                                    CONFIDENTIAL AND PROPRIETARY


                                    ARTICLE 2

                                   WFI SYSTEM

     2.1 The WFI System will generally connect the city pairs identified in Exhibit A-1. Each such city shall be referred to as a "Segment End Point" and the route between the Segment End Points shall be referred to as a "Segment". WFI shall use commercially reasonable efforts to deliver the Dark Fibers to Customer on or before the Completion Dates set forth in Exhibit A-1.

     2.2 The specific route and location of the US WFI System between the Segment End Points in the US WFI System is subject to the Underlying Rights and WFI's absolute discretion; provided however that the US WFI System will connect the Segment End Points in the US WFI System. At each Segment End Point in the US WFI System, the Dark Fibers will be terminated at a fiber distribution panel in a WFI POP.

     2.3 Notwithstanding anything to the contrary contained in this Agreement, WFI may elect to acquire any portion of the US WFI System from third parties (whether by purchase, lease, sublease, indefeasible right of use or otherwise) in lieu of constructing and installing the US WFI System with respect to such portion. Any such acquired portion shall be constructed in accordance with the specifications and procedures required by this Agreement except for deviations that do not, in the reasonable discretion of WFI, materially affect the utility or value of the US WFI System.

     2.4 Notwithstanding anything to the contrary contained in this Agreement, WFI may assign or subcontract to a third party any or all of WFI's duties or obligations to Customer under this Agreement, provided that WFI shall remain obligated to Customer under the terms of this Agreement for any such duties.

                                                    CONFIDENTIAL AND PROPRIETARY


                                    ARTICLE 3

                      GRANT OF RIGHTS IN THE US WFI SYSTEM

     3.1 As of the IRU Effective Date for each Segment in the US WFI System delivered by WFI to Customer hereunder, WFI grants to Customer and Customer receives from WFI (a) an exclusive indefeasible right of use of a number of dark fibers with respect to such Segment as are set forth on Exhibit A-1, each of which dark fibers to be specifically identified in the Cable (the "Dark Fibers"), and (b) the associated and nonexclusive right to use the Associated Property, all such rights upon and subject to the terms and conditions set forth in this Agreement (collectively, the "IRU").

     3.2 The IRU does not include the right of Customer to own, control, maintain, modify or revise the US WFI System, the right of physical access to the US WFI System, the right to encumber the US WFI System in any manner, or the right to use the US WFI System except as expressly set forth herein. The rights and obligations of Customer relative to any dark fibers and other property located within the Canadian WFI System shall be governed by the terms of the Dark Fiber Sale Agreement.

     3.3 Customer acknowledges and agrees that during the Term technological advances in optical fiber are likely to occur. Notwithstanding anything to the contrary contained in this Agreement, WFI shall have the right with the prior written consent of Customer, which consent shall not be unreasonably withheld or delayed, upon not less than one hundred twenty (120) days written notice to Customer, to substitute an equal number of dark fibers for the Dark Fibers within any Segment of the US WFI System or portion thereof (which alternative dark fibers shall thereupon constitute Dark Fibers), provided that in such event, such substitution (a) shall be effected at the sole cost of WFI, (b) shall be performed in accordance with the specifications and procedures set forth in Exhibits B and C, (c) shall incorporate dark fiber meeting or exceeding the specifications set forth in Exhibit D and shall be tested in accordance with the Fiber Acceptance Testing, (d) shall not change the Segment End Points or any Connecting Points, and (e) shall be effected by WFI using commercially reasonable efforts to minimize any interruption or interference with the operation of the Dark Fibers.

     3.4 Customer shall have the option to include within the IRU and cause the IRU to extend to either six (6) or twelve (12) dark fibers on one or more of those routes designated as "Option Fibers Segments" on Exhibit A-1 by written notice to WFI ("Exercise Notice") designating the desired Option Fibers Segment and number of dark fibers, provided that (a) Customer is not in default under the terms of this Agreement or the Dark Fiber Sale Agreement, and (b) Customer delivers the Exercise Notice to WFI within twelve (12) months following the Effective Date; provided, Customer's option to include one or more of the Option Fibers Segments in the IRU shall be subject to the availability of dark fibers in such Option Fibers Segments (as determined by WFI) if the Exercise Notice is not delivered to WFI within sixty (60) days after the Effective Date. Upon delivery of the Exercise Notice (and subject to availability as provided above), the number of dark fibers designated in the Exercise Notice shall constitute Dark Fibers hereunder and the Option Fibers Segment shall constitute a Segment hereunder. The IRU Fee in respect of the Option Fibers Segments (if applicable) shall be paid to WFI in accordance with Exhibit A-2 and the provisions of
Article 4 shall apply in respect thereof mutatis mutandis.

                                                    CONFIDENTIAL AND PROPRIETARY



                                    ARTICLE 4

                          PAYMENT AND SECURITY INTEREST

     4.1 In consideration of the grant of the IRU hereunder by WFI to Customer, Customer agrees to pay to WFI for each Segment a fee as set forth on Exhibit A-2 for the portion of such Segment within the US WFI System (the "IRU Fee"). The IRU Fee is payable in accordance with this Article 4 and as follows:

     (a) With respect to each Segment (or portion thereof) located within the US WFI System in Route 1:

          (i) *****% of the total IRU Fee for Route 1 (based upon Estimated Route Kilometers) is due and payable within ***** days of the Effective Date (the "Route 1 Initial Payment"); and

          (ii) *****% of the IRU Fee (based upon actual Route Kilometers subject to Section 4.2) is due and payable on ***** (a "Completion Payment"); and

         (iii) *****% of the IRU Fee (based upon actual Route Kilometers) is due and payable ***** after ***** (a "Route 1 Final Payment").

     (b) With respect to each Segment (or portion thereof) located within the US WFI System in Route 2:

          (i) *****% of the IRU Fee (based upon actual Route Kilometers) is due on ***** (a "Route 2 Initial Payment"); and

          (ii) *****% of the IRU Fee (based upon actual Route Kilometers) is due and payable ***** after ***** (a "Route 2 Final Payment").

     4.2 The Parties best estimate of total linear kilometers for the US WFI System is 7,631 kilometers (the "Estimated Route Kilometers"). The Initial Payment for each Segment and the estimated total IRU Fee for each Segment in the US WFI System are set forth on Exhibit A-2. Each Completion Payment, each Route 2 Initial Payment and each Final Payment with respect to each Segment in the US WFI System shall be based upon the actual Route Kilometers. Accordingly, each Completion Payment shall be equitably adjusted upon ***** to account for any differences between the Estimated Route Kilometers and the actual Route Kilometers constructed.

     4.3 All payments made by Customer hereunder in excess of $***** shall be made by wire transfer of immediately available funds in accordance with wire instructions to be provided by WFI. Payments of all other amounts by Customer hereunder may be made by wire transfer or by company check of immediately available funds payable to WFI.

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AND THE REDACTED MATERIAL HAS BEEN
FILED SEPARATELY WITH THE COMMISSION

                                                    CONFIDENTIAL AND PROPRIETARY



     4.4 If Customer fails to make any payment under this Agreement when due, then, in addition to such sum and to any other rights and remedies that WFI may have, Customer shall pay interest on such unpaid amount at the Interest Rate. Notwithstanding the foregoing, no interest shall accrue on any payment which is disputed in good faith by Customer while such dispute is pending. If such dispute is later resolved in favor of WFI, such amount shall bear interest from the date when due until paid at the Interest Rate.

     4.5 In addition to the amounts payable under Sections 4.1 and 4.2, Customer shall be responsible to pay directly or reimburse WFI, as requested by WFI, for all other sums, costs, fees and expenses that are required to be paid by Customer under this Agreement. Except for the IRU Fee, WFI will invoice Customer for all sums, costs, fees and expenses owed by Customer to WFI, and Customer shall pay such invoices within thirty (30) days of the invoice date.

     4.6 Customer acknowledges that deviations in the System Route, including material deviations from the Estimated Route Kilometers, are possible due to the availability of specific portions of the Underlying Rights, final engineering considerations and WFI's discretion. WFI is hereby expressly authorized by Customer to increase or decrease the actual Route Kilometers from the Estimated Route Kilometers by ***** in respect of each Segment in the US WFI System. WFI shall use commercially reasonable efforts to utilize the shortest route available consistent with the construction specifications set forth in Exhibit
B. If actual Route Kilometers in excess of said ***** allowance are required to complete such Segment of the US WFI System, WFI shall notify Customer when this becomes known, and shall obtain Customer's prior written consent for any such deviation, which consent shall not be unreasonably withheld or delayed. In the event Customer reasonably withholds consent to such deviation, WFI may proceed with construction and Customer shall have no obligation to pay the IRU Fee with respect to the Route Kilometers in excess of said ***** allowance or WFI may terminate this Agreement with respect to such Segment in the US WFI System. In the event of a termination of any such Segment, WFI shall refund to Customer an equitable portion of the Initial Payment and the Parties shall have no further obligations with respect to such Segment.

     4.7 All payments made by Customer under this Article 4 shall be made without any deduction or withholding for or on account of any Imposition. If Customer makes any deduction or withholding from any payment due to WFI, then, notwithstanding anything to the contrary contained in this Agreement, the gross amount payable by Customer to WFI shall be increased so that after any such deduction or withholding for such Impositions or any additional deduction or withholding on account of any Imposition caused by such additional gross-up payment, the net amount received by WFI will not be less than what WFI would have received had no deduction or withholding been required; provided, however, if WFNS and Customer mutually agree that WFNS is eligible for any reimbursement of non-United States taxes or assessments levied, WFNS will refund to Customer the reimbursement amount up to but no higher than any gross-up payment.

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AND THE REDACTED MATERIAL HAS BEEN
FILED SEPARATELY WITH THE COMMISSION

                                                    CONFIDENTIAL AND PROPRIETARY

     4.8 Customer's obligation to pay any amounts under this Agreement shall not be subject to any rights of set-off, counterclaim, deduction, defense or other right which Customer may have against WFI or any other party.

     4.9 To secure the prompt performance of Customer's payment obligations under Section 4.1 of this Agreement and GT Group Telecom Services Corp. under
Section 2.2(b) of the Dark Fiber Sale Agreement, as of the IRU Effective Date for each Segment, Customer hereby irrevocably grants, conveys, mortgages, and collaterally assigns to WFI all of Customer's estate, right, title and interest, now owned and hereafter acquired, in the IRU and further hereby grants WFI a first and prior security interest in the IRU. If an event of payment default under Section 4.1 of this Agreement or Section 2.2(b) of the Dark Fiber Sale Agreement shall occur prior to the time WFI shall release such collateral assignment and security interest in accordance with this Section 4.9: (a) WFI shall have the immediate right to enter and take possession of the IRU and the Dark Fibers and to terminate Customer's access to and use of the IRU and the Dark Fibers; (b) WFI may sell, lease or offer for sale or lease the IRU and the Dark Fibers in such portions, order or segments as WFI may determine; and (c) WFI shall have all rights, remedies and recourses available to a secured party or mortgagee under this Agreement or now or hereafter existing in equity, at law, by virtue of statute or otherwise. Upon the sale or lease of the IRU and the Dark Fibers pursuant to this Section 4.9, Customer shall be divested of any and all interest and claim to the IRU and the Dark Fibers. Each remedy available to WFI under this Section 4.9 and this Agreement shall be distinct and cumulative and may be exercised concurrently, independently or successively. Customer agrees to execute and deliver to WFI, upon WFI's request, any security agreements, financing statements, mortgages, collateral assignments or similar documents, as well as extensions, renewals and amendments thereof, in such form as WFI may require to perfect a security interest with respect to the foregoing. Upon the payment of the Final Payment for all Segments in the US WFI System and the payment of the full Purchase Price (as that term is defined in the Dark Fiber Sale Agreement) for all Segments in the Canadian WFI System, WFI shall grant, remise, release and reconvey without warranty, to Customer the collateral assignment and security interest in the IRU held by WFI by or through this
Section 4.9.

     4.10 In consideration of WFI entering into this Agreement with Customer, GT Group Telecom Services Corp., a corporation organized under the laws of Canada and an Affiliate of Customer, hereby absolutely and unconditionally guarantees, as principal and not as surety, the payment by Customer (and its respective successors and permitted assigns) of each and all of its financial obligations and liabilities to WFI under this Agreement, as the same may be amended, changed, replaced, settled, compromised or otherwise modified from time to time, and irrespective of any bankruptcy or insolvency of Customer or any successor or permitted assignee.

                                                    CONFIDENTIAL AND PROPRIETARY


                                    ARTICLE 5

                         CONSTRUCTION OF THE WFI SYSTEM

     5.1 WFI shall, at WFI's sole cost and expense, be responsible for and shall effect the design, engineering, installation and construction of those portions of the US WFI System not already constructed as of the date hereof in accordance with the construction specifications set forth in Exhibit B. All dark fibers included in the Dark Fibers shall meet or exceed the specifications set forth in Exhibit D. Nothing contained in this Agreement shall prohibit WFI from commencing construction of the US WFI System prior to obtaining the Underlying Rights for the entire US WFI System.

     5.2 Except as may be expressly provided herein, WFI shall, at WFI's sole cost and expense, procure all materials to be incorporated in and to become a permanent part of the US WFI System.

     5.3 Customer shall have the right, upon written request, to inspect the installation, splicing and testing of the Dark Fibers. On Customer's written request, WFI shall make available for inspection by Customer, at WFI's offices, copies of all information, documents, agreements, reports, permits, drawings and specifications that are material to the grant of the IRU to Customer, to the extent that their terms or other legal restrictions permit disclosure. WFI may redact confidential or proprietary business terms.

     5.4 WFI shall have full and complete control and responsibility for determining any routing configurations of the US WFI System. WFI may route the Dark Fibers through any WFI Facility in its absolute discretion. Each Party shall have full and complete control and responsibility for determining network and service configurations or designs, regrooming, rearrangement or consolidation of channels or circuits and all related functions with regard to the use of that Party's fiber.

     5.5 Customer acknowledges and agrees that WFI is not supplying nor is WFI obligated to supply to Customer any optronics or electronics or optical or electrical equipment or other facilities, all of which are solely the responsibility of Customer, nor is WFI responsible for performing any work other than as specified in this Agreement.

                                                    CONFIDENTIAL AND PROPRIETARY


                                    ARTICLE 6

                      ACCEPTANCE AND TESTING OF DARK FIBERS

     6.1 On a span by span basis along each Segment in the US WFI System, WFI shall test the Dark Fibers in accordance with the procedures specified in Exhibit C ("Fiber Acceptance Testing"). WFI shall provide Customer reasonable advance notice of the date and time of each Fiber Acceptance Testing such that Customer shall have the opportunity to have a person or persons present to observe the Fiber Acceptance Testing. When WFI has determined that the results of the Fiber Acceptance Testing show that the Dark Fibers, with respect to a Segment in the US WFI System, have been installed and are operating in conformity with the applicable specifications set forth in Exhibits C and D, WFI shall promptly provide Customer written notice of the same (a "Completion Notice") and a copy of such test results.

     6.2 Within ten (10) days of receipt of a Completion Notice, Customer shall provide WFI with a written notice accepting or rejecting the Dark Fibers with respect to such Segment, specifying in reasonable detail, if rejected, the defect or failure in the Fiber Acceptance Testing. If Customer fails to notify WFI of its acceptance or rejection of the Completion Notice within ten (10) days following Customer's receipt of the same, Customer shall be deemed to have accepted such Dark Fibers. The date of such notice of acceptance or deemed acceptance of the Dark Fibers shall be the "Acceptance Date." In the event of any good faith rejection by Customer, WFI shall take such action as reasonably necessary, and as expeditiously as practicable, to correct or cure such defect or failure. The foregoing notwithstanding, if Customer uses the Dark Fibers to carry traffic prior to acceptance, such use shall constitute acceptance of the Dark Fibers.

                                    ARTICLE 7

                                  DOCUMENTATION

     As soon as reasonably practicable after the Acceptance Date for each Segment, WFI shall provide Customer with the following documentation:

     (a)  As-Built Drawings; and

     (b)  Technical specifications of the Cable and associated splices.

                                                    CONFIDENTIAL AND PROPRIETARY


                                    ARTICLE 8

                                TERM AND RENEWAL

     8.1 The IRU with respect to each Segment in the US WFI System shall become effective on the first day when both the Acceptance Date has occurred, and WFI has received payment in full of the Initial Payment and the Completion Payment, as applicable, of the IRU Fee (the "IRU Effective Date") and, subject to Sections 8.3 and 8.4, the IRU shall extend for a period of twenty (20) years thereafter unless extended under Section 8.2 (the "Term").

     8.2 In the event Customer desires to extend the Term (or any Renewal Term herein), Customer shall provide WFI with written notice not less than one (1) year or more than two (2) years prior to the expiration of the then current term of the IRU. Subject to the continuing validity of the Underlying Rights and the provisions of Section 11.1, WFI shall use its commercially reasonable efforts to provide Customer with up to two (2) additional terms of ten (10) years each (each, a "Renewal Term"). Any such renewal shall be without additional cost to Customer except to the extent provided in Section 11.1.

     8.3 If at any time Customer in its absolute discretion determines that, with respect to any Segment in the US WFI System, the Dark Fibers have reached the end of their useful life, or Customer otherwise desires to not retain the IRU, Customer shall have the right to abandon the IRU by written notice to WFI. In the case of abandonment, this Agreement shall terminate as to such Segment, and Customer shall not be entitled to a refund of any of the consideration paid. Upon such termination, all fees, costs, and other expenses with respect to such Segment shall be immediately due and payable to WFI by Customer.

     8.4 Notwithstanding anything contained herein to the contrary, Customer's IRU in the Dark Fibers and Associated Property shall be subject to the earlier expiration, non-recognition or termination of any Underlying Rights. Customer acknowledges that upon the expiration, non-recognition or termination of any Underlying Rights, Customer's IRU in the Dark Fibers and Associated Property shall be subject to the renewal or procurement of alternative Underlying Rights at Customer's cost. In any event WFI shall have no right to charge Customer an additional IRU Fee.

     8.5 At the expiration or other termination of this Agreement, the IRU shall immediately terminate, and all rights of Customer to use the Dark Fibers and Associated Property, or any part thereof, shall cease.

     8.6 Upon the expiration of the Term or any earlier termination in accordance with this Agreement, Customer shall, within thirty (30) days of such termination, remove from any WFI Facilities, all Customer property, equipment and materials used in connection with the Dark Fibers. Customer shall accomplish such removal in a manner that does not damage the WFI System, and Customer shall be responsible for any damage caused by such removal. If Customer fails to remove its property within such period, the property shall be deemed abandoned and WFI shall dispose of the same in any manner it deems appropriate, at Customer's expense.

                                                    CONFIDENTIAL AND PROPRIETARY



     8.7 It is understood and agreed that WFI shall at all times maintain legal title to the entire WFI System, subject to the IRU hereunder. Notwithstanding the foregoing, it is understood and agreed as between the Parties that each Party intends to treat the grant of the IRU hereunder for accounting and federal and all applicable state and local tax purposes as the sale and purchase of the Dark Fibers, and that on or after the Acceptance Date, Customer shall be treated as the owner of the Dark Fibers for such purposes. The Parties agree to file their respective income tax returns, property tax returns, and other returns and reports for their respective Impositions on such basis and, except as otherwise required by law, not to take any positions inconsistent therewith.

                                    ARTICLE 9

                         NETWORK ACCESS; WFI FACILITIES

     9.1 Subject to the provisions of this Article 9, WFI will provide Customer during the Term with occupancy in each of the WFI Facilities along the US WFI System or, where Customer desires, interconnection access to the WFI splice points or distribution panels. Customer's occupancy in the WFI Facilities shall consist of either (a) the exclusive right to use up to ***** of segregated space in each such WFI Facility ("Segregated Space") for $***** per month per Segregated Space, or (b) the nonexclusive right to use up to ***** protected power/equipment racks in shared space within each such WFI Facility occupied hereunder or under the Capacity Lease ("Shared Space") for $***** per month per rack per Shared Space, and where physically available at least ***** protected power/equipment racks within each such WFI Facility occupied hereunder or under the Capacity Lease at WFI's then current market rate for any racks in addition to the first ***** racks. For any Renewal Terms, Customer shall pay WFI's then current market rate for such Shared Space and Segregated Space. WFI shall provide Customer (for Shared Space and Segregated Space) up to ***** amps of DC power and battery string/rectifiers at no charge. Additional DC power would be provided to Customer at the rate of $***** per ***** amps of DC power per month, to be provided in ***** amp increments. Subject to Underlying Rights Requirements, Customer shall have 7 days a week, 24 hours a day access to Segregated Space and supervised access to Shared Space.

     9.2 Customer's occupancy of the WFI Facilities is subject to the Underlying Rights Requirements and to WFI obtaining other required permits, authorizations and approvals. A description of the material specifications for the WFI Facilities is set forth in Exhibit F. Customer shall request occupancy of the WFI Facilities as set forth in Section 9.1 in writing prior to the latter to occur of (i) sixty (60) days after the Effective Date and (ii) thirty (30) days after the date that the plans for such WFI Facilities have been communicated in writing to Customer; provided Customer's written request for occupancy shall specify in reasonable detail which WFI Facilities Customer desires to occupy and the type of space desired. Customer's occupancy of such space in WFI Facilities shall be governed by the terms and conditions of WFI's standard form collocation agreement set forth at Exhibit H, as well as the terms of this Agreement. In the event Customer does not request use of a particular WFI Facility within such thirty (30) or sixty (60) day period, as applicable, and Customer subsequently requests the same, WFI will provide such occupancy on the general terms and conditions of this Agreement, including WFI's standard form collocation agreement, subject to availability and at WFI's then current rate.

CONFIDENTIAL TREATMENT REQUESTED
AND THE REDACTED MATERIAL HAS BEEN
FILED SEPARATELY WITH THE COMMISSION

                                                    CONFIDENTIAL AND PROPRIETARY



     9.3 WFI shall interconnect Customer's communications system with the Dark Fibers at fiber distribution panels at the WFI POP in each Segment End Point in the US WFI System by cable stub from the WFI System and, subject to Section 9.4, at other technically feasible splice points along the System Route in the US WFI System (collectively, the "Connecting Points"). All interconnections of the Dark Fibers and work with respect to the US WFI System shall be performed by WFI and in accordance with WFI's applicable specifications and operating procedures.

     9.4 WFI shall consult with Customer regarding Connecting Points. If Customer desires that WFI interconnect the Dark Fibers with Customer's communications system at Connecting Points which are not WFI Facilities, Customer shall notify WFI in writing of such request. WFI, in its absolute discretion, acting reasonably, shall determine whether such request is feasible from a technical standpoint and with respect to the Underlying Rights. If WFI determines that such request is feasible, WFI shall submit to Customer in writing an estimate of the Costs to be incurred in connection therewith and an estimate of the time to perform such work. Such work will be restricted to a Maintenance Window, unless otherwise agreed to in writing for specific projects. If Customer determines that such work shall be performed, Customer shall advance to WFI the estimated Costs to perform such work. Upon completion of the work, Customer shall pay WFI a management fee for such work equal to ***** of the Costs incurred therewith within thirty (30) days of Customer's receipt of WFI's invoice therefor, which payment shall be equitably adjusted for any difference between estimated and actual costs.

     9.5 With respect to Connecting Points which are WFI Facilities, Customer shall pay WFI's Costs for each connection plus a management fee equal to ***** of such Costs within thirty (30) days of Customer's receipt of WFI's invoice therefor. In order to schedule a connection of this type, Customer shall request and coordinate such work not less than ninety (90) days in advance of the date the connection is requested to be completed. Such work will be restricted to a Maintenance Window, unless otherwise agreed to in writing for specific projects.

     9.6 Subject to all applicable Underlying Rights Requirements, WFI shall provide Customer with reasonable access to the Connecting Points at all times. Neither WFI nor Customer shall have any limitations on the types of electronics or technologies employed to utilize its fibers, subject to WFI safety procedures and so long as such electronics or technologies do not interfere with the use of or present a risk of damage to any portion of the other Party's system.

     9.7 Notwithstanding anything contained in this Agreement to the contrary, any and all work with respect to the US WFI System shall be performed by WFI. If Customer desires that WFI perform any additional work with respect to the Dark Fibers or US WFI System, Customer shall notify WFI in writing of such request. WFI, in its absolute discretion, shall determine whether such work is feasible from a technical standpoint and with respect to the Underlying Rights. If WFI determines that such work is feasible, WFI shall submit to Customer in writing an estimate of the Costs to be incurred in connection therewith and an estimate of the time to perform such work. Such work will be restricted to a Maintenance Window, unless otherwise agreed to in writing for specific projects. If Customer determines that such work shall be performed, Customer shall advance to WFI the estimated Costs to perform such work. Upon completion of the work, Customer shall pay WFI a management fee for such work equal to ***** of the Costs incurred

CONFIDENTIAL TREATMENT REQUESTED
AND THE REDACTED MATERIAL HAS BEEN
FILED SEPARATELY WITH THE COMMISSION

                                                    CONFIDENTIAL AND PROPRIETARY



therewith within thirty (30) days of Customer's receipt of WFI's invoice therefor, which payment shall be equitably adjusted for any difference between estimated and actual costs.

                                   ARTICLE 10

                    MAINTENANCE AND REPAIR OF THE WFI SYSTEM

     10.1 From and after the IRU Effective Date with respect to each Segment, the maintenance of the US WFI System within such Segment shall be provided in accordance with the maintenance requirements and procedures set forth in Exhibit
G. Customer agrees to reimburse WFI for maintenance in accordance with the provisions of Exhibit G.

     10.2 From and after the IRU Effective Date with respect to each Segment, in the event that all or any part of the US WFI System within such Segment is damaged or destroyed such that a Service Affecting Condition exists on the Dark Fibers, WFI shall promptly resolve such service-affecting condition utilizing the procedures described in Exhibit G. For purposes of this Section 10.2, "Service Affecting Condition" shall mean any condition that causes loss of revenue bearing traffic to Customer, except where the condition is caused by Customer or a deficiency in Customer's electronics or other equipment. Notwithstanding anything contained herein to the contrary, WFI shall not incur any liability to Customer by reason of a Service Affecting Condition, except its obligation to resolve such Service Affecting Condition as set forth in this
Section 10.2, and Customer shall not be entitled to any credits for IRU Fees or any other payment paid or to be paid by the Customer pursuant to this Agreement by reason of such Service Affecting Condition.

     10.3 Customer shall have no right to physically access the WFI System or maintain, adjust, align or attempt to repair the Dark Fibers.

     10.4 Unless otherwise agreed to in writing by the Parties, nothing in this Agreement shall obligate WFI to maintain Customer's optronic, electrical, optical or other equipment, all of which are the obligation and responsibility of Customer.

                                   ARTICLE 11

                     PERMITS; UNDERLYING RIGHTS; RELOCATION

     11.1 Subject to the terms and provisions of this Agreement, WFI agrees to obtain and maintain in full force and effect without ongoing defaults on the part of WFI during the Term, certain rights of way and other agreements that are necessary (i) for the construction and installation of the US WFI System in accordance with this Agreement and (ii) to provide Customer the IRU in accordance with this Agreement (the "Underlying Rights"). Notwithstanding the foregoing, the IRU is subject to the terms of the Underlying Rights, and subject to the terms under which the right of way is owned or held by the grantor of the Underlying Rights, including, but not limited to, covenants, conditions, restrictions, easements, reversionary and other interests, bonds, mortgages and indentures, and other matters, whether or not of record, and to the rights of tenants and licensees in possession. The IRU granted hereunder is further subject and subordinate to the prior right of the grantor of the Underlying Rights to use

                                                    CONFIDENTIAL AND PROPRIETARY


the right of way for other activities, including railroad operations, telecommunications uses, pipeline operations or any other purposes, and to the prior right of WFI to use its rights granted under the Underlying Rights. The rights granted herein are expressly made subject to each and every limitation, restriction or reservation affecting the Underlying Rights. Nothing contained herein shall be construed to be a representation, warranty or covenant of WFI's right, title or interest with respect to the right of way or the Underlying Rights. In the event Customer desires to extend the Term pursuant to Section 8.2, WFI shall be obligated to renew any Underlying Right on the expiration of its term (if any right to renew exists) in order to accommodate such extension of the Term, unless Customer otherwise notifies WFI in writing that it does not desire the Underlying Right renewed. In the event that any renewal or other extension of the term of an Underlying Right requires the payment of additional fees to the provider of the Underlying Right, Customer shall reimburse WFI for Customer's equitable share of the same, which share shall be based upon the proportion that the number of Dark Fibers in such Segment bear to the total number of fibers in such Segment (excluding any fibers in respect of which a renewal is not required or desired). In the event WFI does not have any right to renew an Underlying Right, or such Underlying Right is otherwise not extended, WFI shall provide reasonable cooperation and assistance to Customer in attempting to obtain an alternate Underlying Right in favor of Customer.

     11.2 Provided WFI is not in breach of its obligations under this Agreement to renew the Underlying Rights (to the extent renewable) and to cooperate and assist Customer in the acquisition of alternative Underlying Rights, Customer acknowledges and agrees that it has no claim whatsoever against WFI or its Affiliates with respect to the Underlying Rights or the interruption of Customer's quiet enjoyment of the Dark Fibers and Associated Property due to the expiration of the Underlying Rights at the end of the term applicable thereto.

     11.3 If, after the Acceptance Date with respect to any Segment in the US WFI System, WFI is required by a third party with legal authority to require relocation (including, without limitation, the grantor of an Underlying Right), or if Customer agrees to relocate any portion of the US WFI System, with respect to such Segment, including any of the facilities used or required in providing the IRU, WFI shall proceed with such relocation, including without limitation, the right, in good faith, to reasonably determine the extent of, the timing of, and methods to be used for such relocation; provided that any such relocation shall be constructed and tested in accordance with the specifications and drawings set forth in Exhibits B and C, and incorporate fiber meeting or exceeding the specifications set forth in Exhibit D. In the event of any such relocation, WFI shall use commercially reasonable efforts to minimize any service interruptions.

     11.4 The Costs of relocation described in Section 11.3, shall be allocated between the Parties as follows: (a) if the affected portion of the US WFI System includes any conduit other than the conduit housing the Dark Fibers, the total Costs shall be first allocated equally among all of the conduits and then based on the ratio to which the number of Dark Fibers bears to the total number of fibers in such conduit; or (b) if the affected portion of the US WFI System does not consist of any conduit other than the conduit housing the Dark Fibers, the Costs shall be allocated based on the ratio to which the number of Dark Fibers bears to the total number of fibers within the US WFI System affected.

                                                    CONFIDENTIAL AND PROPRIETARY


     11.5 WFI shall deliver to Customer updated As-Built Drawings with respect to the relocated portions of the US WFI System as soon as reasonably practicable following the completion of such relocation.

                                   ARTICLE 12

                       OPERATION AND USE OF THE WFI SYSTEM

     12.1 The requirements, restrictions, and/or limitations on Customer's right to use the Dark Fibers and Associated Property contained in this Agreement, all applicable government codes, ordinances, laws, rules and regulations and any safety, operational and other rules and regulations imposed in connection with the Underlying Rights provided WFI notifies Customer of such other rules and regulations imposed in connection with the Underlying Rights are referred to collectively as the "Underlying Rights Requirements."

     12.2 Customer represents, warrants and covenants that during the Term it will use the Dark Fibers and Associated Property in compliance with and subject to the Underlying Rights Requirements. Notwithstanding anything to the contrary contained herein, Customer shall secure, prior to the IRU Effective Date with respect to each Segment in the US WFI System, and maintain in full force and effect during the Term, any and all necessary approvals, consents, rights of way, permits, franchises, licenses or similar approvals from all governmental and other authorities which are necessary or required to be obtained by Customer for the use and operation of the Dark Fibers by Customer.

     12.3 WFI agrees and acknowledges that it has no right to use the Dark Fibers during the Term hereof and that WFI shall keep the Dark Fibers free from any liens of any third party attributable to WFI and any rights or claims of any third party attributable to WFI. WFI shall obtain from any entity in favor of which WFI, in its discretion, shall have granted after the date hereof a security interest or lien on all or part of the US WFI System a written nondisturbance agreement substantially to the effect in which such lienholder acknowledges Customer's rights and interests in and to the Dark Fibers, the Associated Property and the IRU hereunder, and agrees that Customer shall not be diminished, disturbed, impaired or interfered with in any adverse respect by such lien holder.

     12.4 Subject to the limitations set forth in this Agreement, Customer may use the Dark Fibers and the Associated Property for lawful telecommunications purposes only. Customer agrees and acknowledges that it has no right to use any of the fibers that are part of the US WFI System, other than the Dark Fibers. Customer shall keep any and all of the US WFI System, free from any liens, rights or claims of any third party attributable to Customer, except that Customer may encumber the IRU granted to Customer in the Dark Fibers and Customer's interest in Associated Property, on the condition that Customer shall provide to WFI an agreement from any such lien holder that the interest of any lien holder is subordinate to the interests of WFI hereunder.

     12.5 Customer and WFI shall promptly notify each other of any matters pertaining to, or the occurrence (or impending occurrence) of, any event which would be reasonably likely to give

                                                    CONFIDENTIAL AND PROPRIETARY



rise to any damage or impending damage to or loss of the US WFI System that are known to such Party.

     12.6 Customer shall not use its systems in a way that interferes in any way with or adversely affects the use of the fibers or cable of any other person using the US WFI System. The Parties acknowledge that the US WFI System includes or will include other participants, including WFI and other owners and users of telecommunication systems.

     12.7 Customer and WFI each agrees to cooperate with and support the other in complying with any requirements applicable to their respective rights and obligations hereunder.

                                                    CONFIDENTIAL AND PROPRIETARY



                                   ARTICLE 13

                                    INDEMNITY

     13.1 Subject to the provisions of Article 14, WFI hereby agrees to indemnify, defend, protect and hold harmless Customer and its employees, officers and directors, from and against, and assumes liability for all suits, actions, damages or claims of any character (a) brought against Customer or its Affiliates because of any injuries or damage received or sustained by any persons or property which in whole or in part arise on account of the negligent acts or omissions of WFI in the performance of construction or maintenance of the WFI System; and (b) brought against Customer or its Affiliates under the workers compensation laws, except to the extent caused by the negligence or willful misconduct of the parties indemnified hereunder.

     13.2 Subject to the provisions of Article 14, Customer hereby agrees to indemnify, defend, protect and hold harmless WFI, and its employees, officers and directors, from and against, and assumes liability for all suits, actions, damages or claims of any character (a) brought against WFI or its Affiliates because of any injuries or damage received or sustained by any persons or property which in whole or in part arise on account of the negligent acts or omissions of Customer in the performance of its obligations under this Agreement; (b) under the workers compensation laws, except to the extent caused by the negligence or willful misconduct of the parties indemnified hereunder; and (c) brought against WFI or its Affiliates because of any damage arising out of or resulting from Customer's use of the Dark Fibers and conduct of its business, including the content of any video, voice or data carried by Customer or its customers through the Dark Fibers, except to the extent caused by the willful misconduct or gross negligence of WFI.

     13.3 Nothing contained herein shall operate as a limitation on the right of either Party hereto to bring an action for damages against any third party, including indirect, special or consequential damages, based on any acts or omissions of such third party as such acts or omissions may affect the construction, operation or use of the Dark Fibers or the WFI System, except as may be limited by Underlying Rights Requirements; provided, however, that each Party hereto shall assign such rights or claims, execute such documents and do whatever else may be reasonably necessary to enable the other Party to pursue any such action against such third party.

     13.4 Notwithstanding the foregoing provisions of this Article 13, to the extent WFI is required under the terms and provisions of any Underlying Rights to indemnify the grantor or provider thereof from and against any and all claims, demands, suits, judgments, liabilities, losses or expenses arising out of or related to such Underlying Rights, regardless of the cause, Customer hereby releases and waives to the extent of WFI's indemnity any claims against such grantor or provider, from the same and where applicable, regardless of whether such claims, suits, judgments, liabilities, losses or expenses arise from the sole or partial negligence, willful misconduct or other action or inaction, of such grantor or provider or its employees, servants, agents, contractors, subcontractors or other Persons using the property covered by such Underlying Right.

                                                    CONFIDENTIAL AND PROPRIETARY


                                   ARTICLE 14

                             LIMITATION OF LIABILITY

     14.1 NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL COSTS, LIABILITIES OR DAMAGES, WHETHER FORESEEABLE OR NOT, ARISING OUT OF, OR IN CONNECTION WITH, SUCH PARTY'S PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

     14.2 The Parties acknowledge and agree that on and after the relevant Acceptance Date, Customer's sole rights and remedies with respect to any defect in or failure of the Dark Fibers and related Associated Property and facilities to perform in accordance with the applicable vendor's or manufacturer's specifications for the Dark Fibers and related Associated Property and facilities shall be limited to Customer's exercise of rights pursuant to the particular vendor's or manufacturer's warranty with respect thereto. Each such warranty, to the extent permitted by the terms thereof shall be assigned to Customer upon its request; provided such assignment is without detriment to WFI's rights under or with respect to such warranties. WFI makes no warranty and shall have no obligations as to such Dark Fibers and related Associated Property and facilities following the Acceptance Date.

     14.3. The Parties hereto expressly agree that no claim for losses or damages whatsoever in connection with this Agreement shall be made more than two
(2) years after the date that the event giving rise to such claim is known or reasonably should have been known to the Party making such claim, and no claim for indemnity under the provisions of Article 13 shall be made more than two (2) years after any such claim is known or reasonably should have been known by the Party claiming under such indemnity provision.

     14.4 Notwithstanding any provision of this Agreement to the contrary, the maximum liability to Customer if any, of WFI or its Affiliates in connection with this Agreement shall be limited, in the aggregate, to the aggregate amount of any IRU Fees that have been paid by Customer to WFI with respect to the affected Segment in the US WFI System of which the claim is based on and at the time the claim is made, provided, however, that this limitation of maximum liability shall not apply to damages arising from the willful or intentional misconduct of WFI or its Affiliates; and provided further, that this limitation shall not restrict either Party's right to proceed for injunctive relief.

                                                    CONFIDENTIAL AND PROPRIETARY
                                   ARTICLE 15

                                    INSURANCE

     15.1 During the construction period, and until the first Acceptance Date, WFI shall procure and maintain in force the following insurance coverage from companies lawfully approved to do business in the state where the construction will be performed:

     (a) not less than $5,000,000 combined single-limit liability insurance, on an occurrence basis, for personal injury, bodily injury and property damage, including, without limitation, injury or damage arising from the operation of unlicensed vehicles or equipment and liability for completed operations;

     (b) workers' compensation insurance in amounts required by applicable law, and employers' liability insurance with a limit of at least $1,000,000 per occurrence;

     (c) automobile liability insurance covering death or injury to any person or persons, or damage to property arising from the operation of licensed vehicles or equipment, with limits of not less than $5,000,000 per occurrence; and

     (d) any other insurance coverages required pursuant to WFI's right-of-way agreements with railroads or other third parties which are identified to and specifically applicable Customer.

     15.2 WFI shall require its contractors who are engaged in connection with the construction of the WFI System to maintain insurance in the types and amounts as would be obtained by a prudent person to provide adequate protection against loss. In all circumstances, the Parties shall require their contractors to carry a minimum of $1,000,000 in commercial general liability insurance, unless a higher amount would be required to be obtained by a prudent person to provide adequate protection against loss.

     15.3 Following the first Acceptance Date, and throughout the remaining term of the IRU, each Party shall procure and maintain in force, at its own expense:

     (a) not less than $5,000,000 combined single limit liability insurance, on an occurrence basis, for personal injury, bodily injury and property damage, including, without limitation, injury or damage arising from the operation of unlicensed vehicles or equipment and liability for completed operations;

     (b) workers' compensation insurance in amounts required by applicable law and employers' liability insurance with a limit of at least $1,000,000 per occurrence;

     (c) automobile liability insurance covering death or injury to any person or persons, or damage to property arising from the operation of licensed vehicles or equipment, with limits of not less than $5,000,000 per occurrence; and

                                                    CONFIDENTIAL AND PROPRIETARY


     (d) any other insurance coverages specifically required of such Party pursuant to WFI's right-of-way agreements with railroads or other third parties which are identified to and specifically applicable Customer.

     15.4 Both Parties expressly acknowledge that a Party shall be deemed to be in compliance with the provisions of this Article if it maintains a self-insurance program providing for a retention of up to $5,000,000. Unless otherwise agreed, Customer's and WFI's insurance policies shall be obtained and maintained with companies rated "A" or better by Best's Key Rating Guide and each Party shall provide the other with an insurance certificate confirming compliance with this requirement for each policy providing such required coverage.

     15.5 If either Party fails to obtain the required insurance or fails to obtain the required certificates from any contractor and a claim is made or suffered, such Party shall indemnify and hold harmless the other Party from any and all claims for which the required insurance would have provided coverage. Further, in the event of any such failure which continues after seven (7) days' written notice thereof by the other Party, such other Party may, but shall not be obligated to, obtain such insurance and will have the right to be reimbursed for the cost of such insurance by the Party failing to obtain such insurance.

     15.6 In the event coverage is denied or reimbursement of a properly presented claim is disputed by the carrier for insurance provided above, the Party carrying such coverage shall make good-faith efforts to pursue such claim with its carrier.

     15.7 Customer and WFI hereby mutually waive their respective rights of recovery against each other and the officers, directors, shareholders, partners, joint venturers, employees, agents, customers, invitees, or business visitors of either Party, for any loss arising from any cause covered or that would be covered by fire, extended coverage, All Risks or other insurance required to be carried under this Agreement or now or hereafter existing for the benefit of the respective Party. Customer and WFI will cause from time to time their respective insurers to issue appropriate waiver of subrogation rights endorsements to all property insurance policies carried in connection with their respective property.

                                                    CONFIDENTIAL AND PROPRIETARY

                                   ARTICLE 16

                 TAXES, FEES AND OTHER GOVERNMENTAL IMPOSITIONS

     16.1 The Parties acknowledge and agree that it is their mutual objective and intent to (a) minimize the aggregate Impositions payable with respect to the WFI System, and (b) share such Impositions according to their respective interests in the WFI System. They agree to cooperate with each other and coordinate their efforts to achieve such objectives in accordance with the provisions of this Article.

     16.2 WFI shall be responsible for and shall timely pay any and all Impositions with respect to the construction or operation of the US WFI System which Impositions are (a) imposed or assessed prior to the Acceptance Date; or
(b) imposed or assessed in exchange for the approval of the original construction of the US WFI System; or (c) that were assessed in return for the original right to install the US WFI System on public property or in public right of way.

     16.3 Except as to Impositions described in section 16.2, following the first Acceptance Date, Customer shall be responsible for and shall pay all Impositions (a) imposed on, based on, or otherwise measured by the gross receipts, gross income, net receipts or net income received by or accrued to Customer with respect to the ownership or use of the Dark Fibers; or (b) which have been separately assessed, allocated to, or imposed on the Dark Fibers. If the Dark Fibers are the only fibers located in a Cable from the point where the Cable leaves the US WFI System right-of-way to a Customer POP, Customer shall be solely responsible for any and all Impositions imposed on or with respect to such portion of the US WFI System. To the extent such Impositions are not separately assessed, allocated to or imposed on the Dark Fibers, WFI will pay all such Impositions. WFI shall notify Customer of such Imposition, and Customer shall promptly reimburse WFI for Customer's share of all such Imposition. For purposes of this Section 16.3, "Customer's share" shall mean Customer's pro rata share of such Impositions based on the relative number of Dark Fibers in the affected portion of the US WFI System compared with the total number of fibers in the affected portion of the US WFI System during the relevant tax period.

     16.4 WFI shall have the right to contest any Imposition (including by nonpayment of such Imposition). The out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by WFI in any such contest shall be shared by WFI and Customer in the same proportion as to which the Parties would have shared in such Impositions as they were assessed. Any refunds or credits resulting from a contest brought pursuant to this Section 16.4 shall be divided between WFI and Customer in the same proportion as separately determined or as originally assessed. In any such event, WFI shall provide timely notice of such challenge to Customer.

     16.5 Customer shall have the right to protest by appropriate proceedings any Imposition. In such event, Customer shall indemnify and hold WFI harmless from any expense, legal action or cost, including reasonable attorneys' fees, resulting from Customer's exercise of its rights hereunder.

     (a) The foregoing notwithstanding, WFI, at its option and at its own expense, shall have the right to direct and manage any contest regarding an Imposition that relates

                                                    CONFIDENTIAL AND PROPRIETARY

          to the US WFI System that affects the interest of WFI; subject, however, to reasonable and appropriate consultation with Customer. Customer agrees to cooperate with WFI in any such contest.

     (b) If Customer has exhausted all its rights of appeal in protesting any Imposition and has failed to obtain the relief sought in such proceedings or appeals ("Finally Determined Taxes and Fees"), Customer and WFI may agree to relocate a portion of the US WFI System to avoid the jurisdiction that imposes or assesses such Finally Determined Taxes and Fees (subject to the consent and participation of the other interest holders in the affected portion of the US WFI System). If Customer and WFI do not determine to relocate the affected portion of the US WFI System, Customer shall have the right to terminate its use of the Dark Fibers in the affected portion of the US WFI System. Such termination shall be effective on the date specified by Customer in a notice of termination, but not earlier than ninety (90) days after the notice. Upon such termination, the IRU in the affected portion of the US WFI System shall immediately terminate, and the Dark Fibers in the affected portion of the US WFI System shall thereupon revert to WFI without reimbursement of any of the IRU Fee or other payments previously made with respect thereto.

     16.6 WFI and Customer agree to cooperate fully in the preparation of any returns or reports relating to the Impositions. WFI and Customer further acknowledge and agree that the provisions of this Article are intended to allocate the Impositions on procedures and methods of computation that are in effect on the date of this Agreement. Material changes in such procedures and methods could significantly alter the fundamental economic assumptions of the Parties underlying this Agreement. Accordingly, the Parties agree that, if such procedures or methods of computation change materially, the Parties will negotiate in good faith an amendment to this Article 16 to preserve, to the extent reasonably practicable, the economic intent and effect of this Article.

                                                    CONFIDENTIAL AND PROPRIETARY
                                   ARTICLE 17

                                     NOTICES

     All notices and other communications required or permitted under this Agreement shall be in writing and shall be given by hand delivery or facsimile (including by means of a professional messenger service or overnight mail) addressed as follows:

     If to Customer: GT Group Telecom Services (USA) Corp.
                     20 Bay Street, 7th Floor
                     Toronto, Ontario
                     M5J 2N8
                     Attention: Executive Vice President, Carrier Services
                     Attention: General Counsel
                     Facsimile: (416) 943-1265

     If to WFI:      Worldwide Fiber Networks, Inc.
                     143 Union Blvd., Suite 300
                     Lakewood, Colorado 80228
                     Attention: President
                     Attention: General Counsel
                     Facsimile: (303) 854-5100

     Any such notice or other communication shall be deemed to be effective when actually received or refused. Either Party may by similar notice given change the address to which future notices or other communications shall be sent.

                                                    CONFIDENTIAL AND PROPRIETARY
                                   ARTICLE 18

                                 CONFIDENTIALITY

     18.1 This Agreement and all materials and other documents which are marked confidential and disclosed by one Party to the other in fulfilling the provisions and intent of this Agreement, are and shall be confidential (the "Confidential Information"). Neither Party shall divulge or otherwise disclose the Confidential Information to any third party without the prior written consent of the other Party, except that either Party may make disclosure to those required for the implementation or performance of this Agreement, auditors, attorneys, financial advisors, lenders and prospective lenders, funding partners and prospective funding partners, provided that in each case the permitted recipient is advised of the confidentiality provisions set forth in this Section 13.1. In addition, either Party may make disclosure in the performance of one's obligations (or those of its Affiliates) as a public Company or if required or requested by law, administrative or regulatory order, judicial decree, legal process, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand, or other similar process, subject to the following items: (a) the disclosing Party shall disclose only the Confidential Information which is legally required based upon advice of independent legal counsel; (b) the disclosing Party will notify the other Party, when reasonable possible, of any such disclosure; (c) the non-disclosing Party will then have the right, at its sole expense, to bring proceedings in its name to enjoin such disclosure; and (d) the disclosing Party will, at the request of the non-disclosing Party and at the non-disclosing Party's expense, take reasonable steps to cooperate with the non-disclosing Party in such proceedings.

     18.2 Nothing herein shall be construed as granting any right or license under any copyrights, inventions, or patents now or hereafter owned or controlled by a Party.

     18.3 Upon termination of this Agreement for any reason or upon request of a Party, each Party shall return all Confidential Information, together with any copies of same, to the other Party. The requirements of confidentiality set forth herein shall survive the return of such Confidential Information.

     18.4 Neither Party shall, without first obtaining the written consent of the other Party, use any trademark or trade name of such other Party or refer to the subject matter of this Agreement or such other Party in any promotional activity or otherwise, nor disclose to others any specific information about the subject matter of this Agreement. Neither Party shall issue any publication or press release relating directly or indirectly to this Agreement without first notifying the other Party of the same and attempting to mutually agree on the content of such publication or press release. If no agreement as to the content is reached, each Party may issue separate publications or press releases.

     18.5 The provisions of this Article shall survive expiration or other termination of this Agreement.

                                                    CONFIDENTIAL AND PROPRIETARY

                                   ARTICLE 19

                                     DEFAULT

     19.1 A default shall be deemed to have occurred under this Agreement if:

     (a) in the case of a failure to pay any amount when due under this Agreement, a Party fails to pay such amount within ten (10) days after notice specifying such breach, or

     (b) in the case of any other material breach of this Agreement, a Party fails cure such within thirty (30) days after notice specifying such breach, provided that if the breach is of a nature that cannot be cured within thirty (30) days, a default shall not have occurred so long as the breaching Party has commenced to cure within said time period and thereafter diligently pursues such cure to completion, or

     (c) a default or an event of default occurs (after any applicable notice and/or grace period) under the Dark Fiber Sale Agreement.

     19.2 If the default consists of a failure of Customer to pay to WFI any part of the IRU Fee with respect to a Segment in the US WFI System, WFI may terminate any and all of its obligations under this Agreement with respect to such Segment, and apply any and all amounts previously paid by Customer hereunder toward the payment of any other amounts then or thereafter payable by Customer hereunder. Without limiting the foregoing, in the event of a default by a Party hereunder, the non-defaulting Party may avail itself of one or more of the following remedies: (a) take such actions as it determines, in its sole discretion, to correct the default; and (b) terminate this Agreement; and (c) pursue any legal remedies it may have under applicable law or principles of equity, including specific performance.

     19.3 A waiver by either Party at any time of any of its rights as to anything herein contained shall not be deemed to be a waiver of any breach of covenant or other matter subsequently occurring.

     19.4 Notwithstanding anything contained in this Agreement to the contrary, Customer's sole and exclusive remedy with respect to each Segment in the US WFI System for any failure by WFI to deliver the Dark Fibers by the Completion Date shall be limited to those contained in this Section 19.4. In the event WFI shall have failed to deliver the Dark Fibers in any Segment in the US WFI System within ninety (90) days after the Completion Date for such Segment (as such date may be extended by Events of Force Majeure or under the terms of this Agreement), then Customer shall have the right, at its option, to either terminate this Agreement with respect to such Segment and receive a refund of the Initial Payment allocable to such Segment, or continue this Agreement in effect with respect to such Segment. If Customer elects to so terminate, neither Party shall have any further duties or obligations to the other Party (except for WFI's obligation to so refund the allocable Initial Payment) under this Agreement or under the Transaction Agreement with respect to such terminated Segment. In the event WFI shall have failed to deliver the Dark Fibers in any Segment in the US WFI System within twelve (12) months after the Completion Date for such Segment (as such date may be extended by Events of Force Majeure or under the

                                                    CONFIDENTIAL AND PROPRIETARY

terms of this Agreement), then this Agreement shall automatically terminate with respect to such Segment and WFI shall refund to Customer the Initial Payment with respect to such Segment, and WFI shall have no further duties or obligations hereunder or under the Transaction Agreement with respect to such Segment.

                                   ARTICLE 20

                                   TERMINATION

     This Agreement shall automatically terminate on the expiration or termination of the Term with respect to each Segment in the US WFI System, or earlier as provided in this Agreement. Upon the expiration of the Term or other termination of this Agreement, the IRU with respect to each such Segment shall immediately terminate and all rights of Customer to use the US WFI System and the Associated Property within such Segment, shall cease, all rights to the Dark Fibers and Associated Property shall revert to WFI, and WFI shall owe Customer no further duties, obligations or consideration. Customer shall promptly remove all of Customer's electronics, equipment, and other Customer property from the System Route in the US WFI System and any related WFI facilities at its sole cost and under WFI's supervision. Termination of this Agreement shall not affect the rights or obligations of either Party that have arisen before the date of termination or expiration.

                                   ARTICLE 21

                                  FORCE MAJEURE

     Except for Customer's duty to pay the IRU Fee and other payments hereunder, neither Party shall be in default under this Agreement if and to the extent that any failure or delay in such Party's performance of one or more of its obligations hereunder is caused by any of the following conditions and such Party's performance of such obligation or obligations shall be excused and extended for and during the period of any such delay: act of God; weather; fire; flood; fiber, Cable, Associated Property or other material failures, shortages or unavailability or other delay in delivery not resulting from the responsible Party's failure to timely place orders therefor (it being expressly acknowledged that the Cable that is being acquired for and installed in the US WFI System and that will include the Dark Fibers must include higher fiber counts than that necessary solely for the Dark Fibers in order to permit completion of the entire WFI System); lack of or delay in transportation; government, quasi-governmental or Native American codes, ordinances, laws, rules, regulations or restrictions; war or civil disorder; strikes or other labor disputes; failure of a third party to grant or recognize an Underlying Right; permitting delays beyond the reasonable control of WFI; inability of WFI to obtain track time or access to the WFI System; or any other cause beyond the reasonable control of such Party (collectively, "Events of Force Majeure"). The Party claiming relief under this Article shall notify the other in writing of the existence of the event relied on and the cessation or termination of said event, and the Party claiming relief shall exercise reasonable commercial efforts to minimize the time of any such delay.

                                                    CONFIDENTIAL AND PROPRIETARY

                                   ARTICLE 22

                               DISPUTE RESOLUTION

     22.1 Application. Any claim, controversy or dispute, whether sounding in contract, statute, tort, fraud, misrepresentation or other legal theory, related directly or indirectly to this Agreement, whenever brought and whether between the Parties to this Agreement or between one of the Parties and the employees, agents or affiliated businesses of the other Party, shall be resolved by arbitration as prescribed in this section.

     22.2 Arbitrator. Three arbitrators knowledgeable about the subject matter of this Agreement and experienced in the telecommunications industry and, in particular, with experience in the purchase and sale of telecommunications capacity shall conduct the arbitration under the then current rules of the British Columbia International Commercial Arbitration Centre (the "BCICAC"). The appointing authorities shall be and the arbitration shall be administered by the BCICAC. The arbitrators shall be selected in accordance with BCICAC procedures from a list of qualified people maintained by the BCICAC. The arbitration shall be conducted in Vancouver, British Columbia, Canada, and all expedited procedures prescribed by the BCICAC rules shall apply.

     22.3 Discovery. There shall be no discovery other than the exchange of information that is provided to the arbitrator by the Parties. Each Party shall bear its own costs and attorneys' fees, and the Parties shall share equally the fees and expenses of the arbitrator. The arbitrator's decision and award shall be final and binding, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

     22.4 Enforcement. If any Party files a judicial or administrative action asserting claims subject to arbitration as prescribed herein, and another Party successfully stays such action or compels arbitration of said claims, the Party filing said action shall pay the other Party's costs and expenses incurred in seeking such stay or compelling arbitration, including reasonable attorneys' fees.

                                                    CONFIDENTIAL AND PROPRIETARY

                                   ARTICLE 23

                      ASSIGNMENT AND TRANSFER RESTRICTIONS

     23.1 Except as provided in Sections 23.2 and 23.3, Customer may not transfer or assign all or any part of its interest under this Agreement, or delegate any duties, burdens, or obligations arising hereunder, without WFI's consent, which consent may be given or withheld in WFI's sole discretion. A transfer or assignment in violation of this Article 23 shall constitute a material breach of this Agreement. In the event of any assignment or transfer, Customer nevertheless shall remain fully and primarily liable for all obligations under this Agreement. Nothing in this section shall be construed to restrict the sale of telecommunications circuits or capacity. Any assignee or transferee of Customer shall be bound by the transfer and assignment restrictions of this Article 23.

     23.2 Customer may assign this Agreement in whole, but not in part, to a Permitted Assignee. As used herein, the term "Permitted Assignee" shall mean (a) any Affiliate of Customer, (b) any Person that purchases all or substantially all of the assets of Customer, or any other Person formed by or surviving the merger or consolidation of Customer and any other Person or (c) any institutional lender to whom this Agreement is assigned as collateral security for any indebtedness of Customer or any Affiliate of Customer, provided that such collateral assignment is subject to the terms of this Agreement. Upon any assignment to a Permitted Assignee, the assignor shall remain responsible for performance under this Agreement. Any Permitted Assignee pursuant to subparagraph (a) or (b) above shall expressly assume all obligations and liabilities with respect to the Agreement which arise after the effective date of assignment or transfer, prior to or upon the effectiveness of such assignment and, in the case of an assignment as provided in subparagraph (c) of this
Section 23.2, in the event the institutional lender exercises its rights with respect to this Agreement it shall expressly assume all obligations and liabilities with respect to the Agreement which arise thereafter.

     23.3 For a period of ***** from the Acceptance Date for each Segment in the US WFI System, Customer may not assign, sell, swap, condo, exchange, grant indefeasible rights of use in, lease or otherwise transfer its interest in the Dark Fibers, in whole or in part, without the consent of WFI, which consent may be withheld in WFI's sole and absolute discretion*****. A transfer or assignment in violation of this section shall constitute a material breach of this Agreement.

     23.4 Nothing contained in this Article 23 shall be deemed or construed to prohibit WFI from assigning or otherwise transferring this Agreement or from selling, transferring, leasing, licensing, granting indefeasible rights of use in or entering into similar agreements or arrangements with other Persons respecting any fibers (other than the Dark Fibers) or conduits constituting a part of the WFI System.

CONFIDENTIAL TREATMENT REQUESTED
AND THE REDACTED MATERIAL HAS BEEN
FILED SEPARATELY WITH THE COMMISSION

                                                    CONFIDENTIAL AND PROPRIETARY


                                   ARTICLE 24

                 REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS

     24.1 By execution of this Agreement, each Party represents and warrants to the other (a) that the representing Party has full right and authority to enter into and perform this Agreement in accordance with the terms hereof and thereof, and that by entering into or performing this Agreement, the representing Party is not in violation of its charter or bylaws, or any law, regulation or agreement by which it is bound or to which it is subject; and (b) that the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action, that the signatories for such Party hereto are authorized to sign this Agreement, and that the joinder or consent of any other Party, including a court or trustee or referee, is not necessary to make valid and effective the execution, delivery and performance of this Agreement by such Party.

     24.2 WFI MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE DARK FIBERS, THE ASSOCIATED PROPERTY, THE FACILITIES OR ANY WORK PERFORMED UNDER THIS AGREEMENT, INCLUDING ANY AND ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE OR USE, AND ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. THE WARRANTIES SET FORTH IN THIS AGREEMENT CONSTITUTE THE ONLY WARRANTIES MADE BY WFI TO CUSTOMER WITH RESPECT TO THIS AGREEMENT AND ARE MADE IN LIEU OF ALL OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED.

                                                    CONFIDENTIAL AND PROPRIETARY

                                   ARTICLE 25

                                     GENERAL

     25.1 Binding Effect. This Agreement and each of the Parties' respective rights and obligations under this Agreement, shall be binding on and shall inure to the benefit of the Parties hereto and each of their respective permitted successors and assigns.

     25.2 Waiver. The failure of either Party hereto to enforce any of the provisions of this Agreement, or the waiver thereof in any instance, shall not be construed as a general waiver or relinquishment on its part of any such provision, but the same shall nevertheless be and remain in full force and effect.

     25.3 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Province of British Columbia, without giving effect to its principles of conflicts of laws.

     25.4 Rules of Construction. The captions or headings in this Agreement are strictly for convenience and shall not be considered in interpreting this Agreement or as amplifying or limiting any of its content. Words in this Agreement which import the singular connotation shall be interpreted as plural, and words which import the plural connotation shall be interpreted as singular, as the identity of the parties or objects referred to may require.

     (a) Unless expressly defined herein, words having well known technical or trade meanings shall be so construed. All listing of items shall not be taken to be exclusive, but shall include other items, whether similar or dissimilar to those listed, as the context reasonably requires.

     (b) Except as set forth to the contrary herein, any right or remedy of Customer or WFI shall be cumulative and without prejudice to any other right or remedy, whether contained herein or not.

     (c) Nothing in this Agreement is intended to provide any legal rights anyone not an executing party of this Agreement.

     (d) This Agreement has been fully negotiated between and jointly drafted by the Parties.

     (e) All actions, activities, consents, approvals and other undertakings of the Parties shall be performed in a reasonable and timely manner, it being expressly acknowledged and understood that time is of the essence in the performance of obligations required to be performed by a date expressly specified herein. Except as specifically set forth herein, for the purpose of this Agreement the standards and practices of performance within the telecommunications industry in the relevant market shall be the measure of a Party's performance.

                                                    CONFIDENTIAL AND PROPRIETARY

     25.5 Entire Agreement. This Agreement is entered into pursuant to the Transaction Agreement. Other than Section 9 of that certain Nondisclosure Agreement, dated March 17, 2000, entered into between GT Group Telecom Services Corp. and 360networks inc., this Agreement constitutes the entire and final agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements (including, without limitation, the Transaction Agreement) relating to the subject matter hereof, which are of no further force or effect. The Exhibits and Attachment referred to herein are integral parts hereof and are hereby made a part of this Agreement. To the extent that any of the provisions of the Dark Fiber Sale Agreement are inconsistent with the express terms of this Agreement with respect to the US WFI System, the terms of this Agreement shall prevail. Terms capitalized in the Exhibits and not otherwise defined shall have the meanings ascribed to them in this Agreement. To the extent that any of the provisions of any Exhibit hereto are inconsistent with the express terms of this Agreement, the terms of this Agreement shall prevail. This Agreement may only be modified or supplemented by an instrument in writing executed by each Party and delivered to the Party relying on the writing.

     25.6 No Personal Liability. Each action or claim against any Party arising under or relating to this Agreement shall be made only against such Party as a corporation, and any liability relating thereto shall be enforceable only against the corporate assets of such Party. No Party shall seek to pierce the corporate veil or otherwise seek to impose any liability relating to, or arising from, this Agreement against any shareholder, employee, officer or director of the other Party. Each of such persons is an intended beneficiary of the mutual promises set forth in this Article and shall be entitled to enforce the obligations of this Article.

     25.7 Relationship of the Parties. The relationship between Customer and WFI shall not be that of partners, agents, or joint venturers for one another, and nothing contained in this Agreement shall be deemed to constitute a partnership or agency agreement between them for any purposes, including, but not limited to federal income tax purposes. Customer and WFI, in performing any of their obligations hereunder, shall be independent contractors or independent parties and shall discharge their contractual obligations at their own risk subject, however, to the terms and conditions hereof.

     25.8 Severability. If any term, covenant or condition contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, the remainder of this Agreement shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     25.9 Attorneys' Fees. If either Party commences an action against the other Party arising out of or related to this Agreement, the prevailing Party in such litigation shall be entitled to reasonable attorneys' fees and costs in addition to such other relief as may be awarded.

     25.10 Condition. The validity and efficacy of this Agreement is conditioned upon the execution and delivery of the Capacity Lease and the Dark Fiber Sale Agreement.

                                                    CONFIDENTIAL AND PROPRIETARY


     25.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

                                                    CONFIDENTIAL AND PROPRIETARY


     In confirmation of their consent and agreement to the terms and conditions contained in this Agreement and intending to be legally bound hereby, the parties have executed this Agreement as of the date first above written.


                   WORLDWIDE FIBER NETWORKS, INC. ("WFI")

                   By:     ________________________________________________
                   Name:   ________________________________________________
                   Title:  ________________________________________________


                   By:     ________________________________________________
                   Name:   ________________________________________________
                   Title:  ________________________________________________


                   GT GROUP TELECOM SERVICES (USA) CORP. ("Customer")


                   By:     ________________________________________________
                   Name:   ________________________________________________
                   Title:  ________________________________________________


                   In respect of and acknowledging and consenting to the obligations and covenants set forth in Section 4.10 only:

                   GT GROUP TELECOM SERVICES CORP.


                   By:     ________________________________________________
                   Name:   ________________________________________________
                   Title:  ________________________________________________